U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

DONOVAN				    TIMOTHY		R.
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   (Last)                           (First)             (Middle)
C/O TENNECO AUTOMOTIVE, INC.
500 N. FIELD DRIVE
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                                    (Street)

LAKE FOREST			      IL		60045
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   (City)                           (State)              (Zip)

John B. Sanfilippo & Son, Inc.    (JBSS)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

February 21, 2003
________________________________________________________________________________
4.   Statement for Month/Day/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                    3.           Disposed of (D)                 Beneficially   Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                         2.           Deemed        Code         ------------------------------- ing Reported   (D) or    Indirect
1.                       Transaction  Execution     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        Date         Date, if any  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)   (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK		 02/20/03		      M		     750 	  A   	 3.4375  		 D
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK		 02/20/03		      M		     500	  A	 4.0625	 		 D
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK		 02/20/03		      M		     250	  A	 6.05			 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK		 02/20/03		      S		     1500	  D	 12.16033  0		 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK											  30,713(1)	 I(3)	  By Spouse
															  as trustee
															  for her
															  sibling
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK											  44,913	 I(3)	  By Spouse
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK											  43,838(2)	 I(3)	  By Spouse
															  as trustee
															  for their
															  children
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of Deriv- ship
                                                                                                         ative     Form
            2.                                                                                           Secur-    of
            Conver-                           5.                              7.                         ities     Deriv-   11.
            sion                              Number of                       Title and Amount           Bene-     ative    Nature
            or                3A.             Derivative    6.                of Underlying     8.       ficially  Secur-   of
            Exer-             Deemed 4.       Securities    Date              Securities        Price    Owned     ity:     In-
            cise     3.       Execu- Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct   direct
            Price    Trans-   tion   action   or Disposed   Expiration Date   ----------------  Deriv-   ing Re-   (D) or   Bene-
1.          of       action   Date,  Code     of(D)         (Month/Day/Year)            Amount  ative    ported    In-      ficial
Title of    Deriv-   Date     if any (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative  ative    (Month/  (Month 8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)      ship
Security    Secur-   Day/     /Day/  ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)    Year)  Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

NON-	    3.4375   02/20/03  	      M		      750   (4)      10/27/09  COMMON	 750
QUALIFIED								       STOCK
STOCK
OPTION
------------------------------------------------------------------------------------------------------------------------------------
NON-	    4.0625   02/20/03	      M		      500   (5)      10/26/10  COMMON	 500
QUALIFIED                                                                      STOCK
STOCK
OPTION
------------------------------------------------------------------------------------------------------------------------------------
NON-	    6.05     02/20/03	      M		      250   10/31/02 10/31/11  COMMON	 250
QUALIFIED								       STOCK
STOCK
OPTION
====================================================================================================================================

Explanation of Responses:

(1) Shares held by Reporting Person's spouse, Elaine Karacic as trustee of two trusts. Her sibling, Greg Karacic, is the beneficiary of both trusts.

(2) Shares held by Reporting Person's spouse, Elaine Karacic, as trustee of certain trusts, the beneficiaries of which are the children of Elaine Karacic and Timothy Donovan; Maggie Donovan, Lukas Donovan,
     Kara Donovan, Jack Donovan, and Anne Donovan.

(3) This filing shall not be deemed an admission that the Reporting Person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of such shares, Mr. Donovan disclaims beneficial ownership of any of these shares.

(4) One thousand options were granted on October 27, 1999 and vest in equal installments of 25% on each of the first, second, third and fourth anniversaries of the grant date. Two hundred fifty shares vested on October 27, 2000, 2001, and 2002 respectively.

(5) One thousand options were granted on October 26, 2000 and vest in equal installments of 25% on each of the first, second, third and fourth anniversaries of the grant date. Two hundred fifty shares vested on October 26, 2001, and 2002 respectively.



  /s/ Linda Crowley					February 21, 2003
 -----------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

 By:  Linda Crowley, as attorney-in-fact for Timothy R. Donovan per Power of Attorney dated February 1, 2001.  Original on file with the SEC.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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